EXHIBIT 99.1
                                 PRESS RELEASE

 FOR IMMEDIATE RELEASE                       FOR FURTHER INFORMATION CONTACT:

 Titanium Metals Corporation                 J. Landis Martin
 1999 Broadway Suite 4300                    Chairman and CEO
 Denver, Colorado  80202                     303-296-5600


               TIMET FORMS STRATEGIC ALLIANCE WITH WYMAN-GORDON

 Denver, Colorado_May 21, 1998_Titanium Metals Corporation ("TIMET") (Nasdaq:
 TIMT) announced today that it has reached an agreement in principle with Wyman-Gordon Company (Nasdaq: WYMN) regarding a series of strategic transactions between the two companies. The agreement has three principal aspects:

 - TIMET will exchange certain of its titanium castings assets for Wyman-Gordon's Millbury, Massachusetts vacuum arc remelting (VAR) operations, which produce titanium ingot.

 - Wyman-Gordon and TIMET will combine their respective titanium castings businesses into a new joint venture which will be 80% owned by Wyman-Gordon and 20% owned by TIMET.

 - TIMET will become the principal supplier of titanium material to Wyman-Gordon through 2008, supplying a substantial portion of Wyman-Gordon's total titanium requirements.

 The new joint venture's titanium castings business will consist primarily of Wyman-Gordon's titanium casting business located in Franklin, New Hampshire
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 and TIMET's aerospace titanium casting business located in Albany, Oregon.
 The joint venture will produce investment castings primarily for the aerospace market and will work to develop new applications for titanium castings. Both companies will also be making cash payments in amounts yet to be finalized.

 J. Landis Martin, Chairman and Chief Executive Officer of TIMET, commented, "This alliance is designed to play to both companies' strengths. Wyman-Gordon is a premier investment casting company. Under Wyman-Gordon's management, we feel the combined titanium castings business will have a greater critical mass and will be able to reduce costs through improved facility utilization. In addition, Wyman-Gordon will be able to bring its expertise in developing new applications for titanium castings, thus expanding the overall use of titanium."

 Martin continued, "TIMET's expertise is in the production and supply of high quality titanium. The acquisition of the Millbury operations will enable us to expand our ingot production to better serve Wyman-Gordon and our other customers. This added capability will also play a role in our efforts to develop new titanium applications. Finally, our long-term supply contract will increase our stability and predictability of demand that will help us in our efforts to reduce the cost of producing titanium."

 Completion of the transaction is subject to the completion of due diligence, the execution of definitive agreements and the receipt of any necessary approvals or consents. The parties expect that the transaction will close in late June.

 In connection with the transactions with Wyman-Gordon, TIMET will close its Pomona, California castings and VAR melting facility, which will result in a one-time charge to second quarter earnings of approximately $6 million pretax.
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 Wyman-Gordon Company, headquartered in North Grafton, Massachusetts, is a leading manufacturer of high quality, technologically advanced forgings, investment castings, and composite structures for use in the commercial and defense aerospace, commercial power and energy, and performance product markets.

 TIMET, headquartered in Denver, Colorado, is a leading worldwide integrated producer of titanium metal products.

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